Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, each dated May 1, 2025 and each included in this Post-Effective Amendment No. 16 to the Registration Statement (Form N-4, File Nos. 333-197214 and 811-02091) of Principal Life Insurance Company Separate Account B (the “Registration Statement”).

We also consent to the incorporation by reference of our reports (1) dated March 28, 2025, with respect to the consolidated financial statements of Principal Life Insurance Company, (2) dated March 28, 2025 with respect to the financial statement schedules of Principal Life Insurance Company, and (3) dated March 28, 2025, with respect to the financial statements of each of the subaccounts within Principal Life Insurance Company Separate Account B included in form NVPFS for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 30, 2025